Exhibit 99.3

FINANCIAL
RELATIONS BOARD
                                      NEWS

                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                         AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                         Diane Hettwer            Tim Grace
Chief Financial Officer                 Analyst Inquiries        Media Inquiries
(212) 692-7200                          (312) 640-6760           (312) 640-6667

FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 3, 2004

                 LEXINGTON CORPORATE PROPERTIES TRUST ANNOUNCES
                 PRICING OF CONVERTIBLE PREFERRED STOCK OFFERING

New York, NY - December 3, 2004 - Lexington Corporate Properties Trust (NYSE:LXP) ("Lexington"), a real estate investment trust, today announced that it has priced an offering of $135.0 million of its Series C Cumulative Convertible Preferred Stock, each with a liquidation preference of $50 per preferred share. The preferred shares will be convertible into Lexington common shares upon the occurrence of certain events at an initial conversion price of $26.82 per preferred share. This represents a 20.0% premium based on the closing price of $22.35 per Lexington common share on December 2, 2004. In addition, the preferred shares will pay a preferred dividend of 6.50% per annum.

Bear, Stearns & Co. Inc. is acting as sole underwriter for the offering. Lexington has granted to the underwriter a 30-day option to purchase up to an additional $20.0 million of the preferred shares to cover over-allotments, if any.

Lexington has applied to list the preferred shares on the New York Stock Exchange under the symbol "LXP_pc", subject to official notice of issuance. Lexington expects that trading will commence within 30 days after the initial delivery of the shares. The offering is expected to close on December 8, 2004.

Lexington intends to use the net proceeds of the offering to fund future acquisitions and for general business purposes.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A prospectus supplement related to this offering may be obtained from:
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Prospectus Department


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LEXINGTON CORPORATE PROPERTIES TRUST
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About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Thursday, December 2, 2004, at $22.35 per share. Lexington presently pays an annualized dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com


This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (i) supply and demand for properties in our current and proposed market areas, and (ii) those other factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Forward-looking statements, which are based on certain assumptions and describe Lexington's future plans, strategies and expectations, are generally identifiable by use of the words "plans," "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.


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